Exhibit 99.1

CVR PARTNERS REPORTS FIRST QUARTER 2012 RESULTS

Company Increases Guidance for Calendar Year 2012 Distribution

SUGAR LAND, Texas (May 1, 2012) – CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced first quarter 2012 net income of $30.2 million, or 41 cents per fully diluted common unit, on net sales of $78.3 million, compared to net income of $16.7 million on net sales of $57.4 million for the 2011 first quarter.

Adjusted EBITDA, a non-GAAP measure, was $38.0 million for the first quarter of 2012 compared to $25.9 million in the first quarter of 2011.

“We are very pleased with our financial performance during the first quarter of 2012,” said Byron Kelley, president and chief executive officer. “Lower production volumes due to unscheduled down time for plant maintenance in March were more than offset by higher sales prices for our products in the first quarter of this year as compared to the first quarter of 2011.

“In addition, given the strong pricing environment we have seen during the last few months, the higher production rates at our plant as a result of the March maintenance work, and our outlook for the remainder of the year, we are increasing our full year guidance,” said Kelley.

Operations

For the first quarter 2012, average realized plant gate prices for ammonia and UAN saw increases with ammonia up by 9 percent to $613 per ton and UAN up by 51 percent to $313 per ton, compared to $564 per ton and $207 per ton for the same period in 2011.

CVR Partners produced 89,300 tons of ammonia during the first quarter of 2012, of which 25,000 net tons were available for sale while the rest was upgraded to 154,600 tons of more profitable UAN. In the 2011 first quarter, the plant produced 105,300 tons of ammonia with 35,200 net tons available for sale with the remainder upgraded to 170,600 tons of UAN.

On-stream factors during the 2012 first quarter were 93.3 percent for the gasifiers, 91.5 percent for the ammonia synthesis loop, and 83.6 percent for the UAN conversion facility.

Distributions and Guidance

On April 26, 2012, CVR Partners announced its first quarter 2012 distribution of 52.3 cents per common unit which will be paid on May 15, 2012, to unitholders of record on May 8, 2012. This will be the fourth consecutive cash distribution paid by the partnership since its IPO in April 2011, and will result in cumulative cash distributions paid of $2.09 per common unit. This exceeds the company’s previous distribution guidance range of $2.00 to $2.05 per common unit for the 12 months ended March 31, 2012, and represents a 9 percent increase over its original distribution guidance of $1.92 per common unit for the same period.

CVR Partners said it is raising its previous distribution guidance range for calendar year 2012 from $1.50 to $1.75 per common unit to $1.65 to $1.85 per common unit. Included in this guidance is an approximate 25 cent negative impact per common unit associated with the company’s biennial turnaround currently scheduled for the 2012 fourth quarter. Normalized for the turnaround, the distribution range would be approximately $1.90 to $2.10 per common unit.

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This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:

Wes Harris

281-207-3490

InvestorRelations@CVRPartners.com

Media Relations:

Angie Dasbach

913-982-0482

MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended March 31,		Change from 2011
	2012	2011	Change	Percent
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$78.3	$57.4	$20.9	36.4%
Cost of product sold – Affiliates	3.0	1.5	1.5	100.0
Cost of product sold – Third parties	9.6	6.0	3.6	60.0
Direct operating expense – Affiliates	0.4	0.7	(0.3)	(42.9)
Direct operating expense – Third parties	22.5	22.3	0.2	0.9
Insurance recovery – business interruption	—	(2.9)	2.9	(100.0)
Selling, general and administrative expenses – Affiliates	3.8	6.4	(2.6)	(40.6)
Selling, general and administrative expenses – Third parties	2.2	2.0	0.2	10.0
Depreciation and amortization	5.4	4.6	0.8	17.4

Operating income	31.4	16.8	14.6	86.9
Interest expense and other financing costs	(1.2)	—	(1.2)	—
Other income (expense), net	—	(0.1)	0.1	(100.0)

Net income	$30.2	$16.7	$13.5	80.8%

Net income per common unit – basic (2)	$0.41
Net income per common unit – diluted (2)	$0.41

Adjusted EBITDA*	$38.0	$25.9	$12.1	46.7%
Available cash for distribution (2)*	$38.2

Weighted average, number of common units outstanding (in thousands):
Basic (2)	73,031
Diluted (2)	73,196

(1)	Below are the components of Net sales:

	Three Months Ended March 31,
	2012	2011
Reconciliation to net sales (dollars in millions):
Sales net plant gate	$67.9	$52.6
Freight in revenue	4.7	4.8
Hydrogen revenue	5.7	—

Total net sales	$78.3	$57.4

(2)	The Partnership has omitted per unit data for the three months ended March 31, 2011, as the Partnership operated under a different capital structure prior to the closing of the Initial Public Offering that closed on April 13, 2011; therefore, the per unit information is not meaningful to investors.
*	See “Use of Non-GAAP Financial Measures” below.

	As of March 31,	As of December 31,
	2012	2011
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$225.6	$237.0
Working capital	204.1	229.4
Total assets	656.9	659.3
Total debt	125.0	125.0
Partners’ capital	478.0	489.5

	Three Months Ended March 31,
	2012	2011
	(in millions)
Other Financial Data:
Cash flows provided by operating activities	$53.8	$32.1
Cash flows used in investing activities	(22.3)	(1.8)
Cash flows used in financing activities	(42.9)	(1.7)

Net cash flow	$(11.4)	$28.6

Capital expenditures	$22.3	$2.0

	Three Months Ended March 31,
	2012	2011
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	89.3	105.3
Ammonia (net available for sale) (1)	25.0	35.2
UAN	154.6	170.6

Petroleum coke consumed (thousand tons)	120.5	124.1
Petroleum coke (cost per ton)	$42	$15

Sales (thousand tons):
Ammonia	29.9	27.3
UAN	158.3	179.3

Product pricing plant gate (dollars per ton) (2):
Ammonia	$613	$564
UAN	313	207

On-stream factors (3):
Gasification	93.3%	100.0%
Ammonia	91.5%	96.7%
UAN	83.6%	93.2%

Market Indicators:
Ammonia — Southern Plains (dollars per ton)	$586	$605
UAN — Mid Cornbelt (dollars per ton)	$343	$349

(1)	Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)	Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(3)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Use of Non-GAAP Financial Measures

To supplement the actual results in accordance with GAAP for the applicable periods, the Partnership also uses non-GAAP measures as discussed above, which are adjusted for GAAP-based results. The use of non-GAAP adjustments are not in accordance with or an alternative for GAAP. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before income tax expense, net interest (income) expense and depreciation and amortization expense, which are items management believes affect the comparability of operating results. EBITDA is not a recognized term under GAAP and should not be substituted for net income as a measure of performance but should be utilized as a supplemental measure of performance in evaluating our business. Management believes that EBITDA provides relevant and useful information that enables external users of our financial statements, such as industry analysts, investors, lenders and rating agencies to better understand and evaluate our ongoing operating results and allows for greater transparency in the review of our overall financial, operational and economic performance.

Adjusted EBITDA is defined as EBITDA adjusted for the impact of share-based compensation, and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility. Adjusted EBITDA is not a recognized term under GAAP and should not be substituted for net income as a measure of our liquidity. Management believes that Adjusted EBITDA enables investors and analysts to better understand our liquidity and our compliance with the covenants contained in our credit facility.

	Three Months Ended March 31,
	2012	2011
	(in millions)
Reconciliation of Net income to EBITDA and to Adjusted EBITDA:
Net income	$30.2	$16.7
Add:
Interest expense and other financing costs	1.2	—
Depreciation and amortization	5.4	4.6

EBITDA	$36.8	21.3
Share-based compensation	1.2	4.6

Adjusted EBITDA	$38.0	$25.9

Available cash for distribution is not a recognized term under GAAP. Amounts derived in the calculation are derived from amounts separately presented in our consolidated financial statements; with the exception of maintenance capital expenditures and cash reserves for accrued expenses. The measure most directly comparable to available cash is operating cash flow for which we have reconciled to in this release. Available cash should not be considered in isolation or as an alternative to net income or operating income. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities.

The Partnership announced a cash distribution of 52.3 cents per common unit for the first quarter of 2012. The distribution was based on the Partnership’s available cash, which is generally equal to cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate. The Partnership also retains cash on hand associated with prepaid sales at each quarter end for future distributions to common unitholders based upon the recognition into income of the prepaid sales. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended March 31, 2012
(in millions, except per unit data)
Reconciliation of Cash flows from operations to Available cash for distribution
Cash flows from operations	$53.8

Adjustments:
Plus: Deferred revenue balance at December 31, 2011	9.0
Less: Deferred revenue balance at March 31, 2012	(16.0)
Less: Cash reserve for accrued expenses	(7.5)
Less: Maintenance capital expenditures	(1.1)

Available cash for distribution	$38.2

Available cash for distribution, per unit	$0.523